Exhibit 23.2
Consent of Independent Auditor
We consent to the use in this Registration Statement on Form S-3 of EZCORP, Inc. of our report dated June 2, 2008 relating to our audit of the consolidated financial statements of Value Financial Services, Inc., appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.
/s/ McGladrey & Pullen, LLP
Orlando, Florida
June 23, 2008